MEMORANDUM  OF  UNDERSTANDING
BETWEEN
CRIADERO  GOLDEN  EMU/MR  CHAN  FAI  IEONG  IP
AND
TAGALDER  INCORPORATED


This is to confirm that Criadero Golden Emu/Mr. Chan Fai Ieong Ip of Peru ("Fai") agrees to sell and Tagalder Incorporated ("Tagalder") agrees to purchase the Criadero Golden Emu farming operation and the property in Peru under the following terms and conditions.


1. Criadero Golden Emu and the property in Peru is owned by Fai and located at:

       SUB-LOTE B-21C PARTE INTEGRANTE DE LA UC. 10737 de 7,194 m2 Lurin, Lima, Peru


2.     The  emu  farm  consists  of

       Land  size    7,194  m2
       Building      300  m2  in  size with incubation room and a two bed room
                     residential
       Fence         339.95  m  of  brick  fence
       Equipment     Two  incubation  and  one  hedge  equipment
       Emu           90  emu  breeders

3.     The  Price

                     US$                        C$
Land               107,910                    161,865
                   _______                    _______
Total              107,910                    161,865


Farming  Operation

Building          60,000                      90,000
Fence             40,794                      61,191
Equipment         30,000                      45,000
Emu              225,000                     337,500
                 _______                     _______
Total            355,000                     533,691


4.     The  Farm  Management

Tagalder agrees to retain Fai as the management of the emu farm and the total cost including the farm wages, land leasing and operation cost will be US$32,000 per year. Fai agrees to manage the farm at least for the first three years.

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5.     The  Export

Fai agrees to apply for emu egg export license to China. Fai will work with the local authority to quarantine the emu farm for export. Tagalder will apply for import license to import emu eggs into China.

6.     Payment

Both parties agree that Tagalder will issue common shares at C$0.01 per share to pay for the purchase of the farming operation.

Total  payment                 C$533,691
Total  shares  issued          53,369,100

Tagalder has the option in three years to purchase in cash the land for C$161,865.

7.     Official  Approval

This Memorandum of Understanding is conditional upon the following official approval:

Tagalder's  Board
Ontario  Regulatory
Tagalder's  Shareholders

8.     Attachment
The  following  documents  are  the  attachments:
SUB-LOTE  B-21C  DESCRIPTION
B-21C  Property  appraisal
B-21C  LAND  LOCATION
B-21C  LAND  SURVEY

9.     The  Memorandum  of  Understanding  is  signed  on  July  6,  2000  by:

Signed  by                              Signed by
/s/Chan  Fai  Ieong  Ip                 /s/ Roger Lam
____________________                ______________________
CRIADERO  GOLDEN  EMU               TAGALDER  INCORPORATED
MR  CHAN  FAI  IEONG  IP

DATE:  JULY  6,  2000               DATE:  JULY  6,  2000


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